Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Allison + Partners Todd Aydelotte, Managing Director – Media Relations Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS INITIATING PHASE 1 STUDY OF PV-10 IN

NEUROENDICRINE TUMORS METASTATIC TO LIVER

12-Patient Study to be Conducted at The Queen Elizabeth Hospital, Woodville, South Australia

KNOXVILLE, TN, February 29, 2016 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or “The Company”), today announced that it is initiating a protocol titled, “A Phase 1 Study to Assess the Safety, Tolerability and Effectiveness of PV-10 Chemoablation of Neuroendocrine Tumours (NET) Metastatic to the Liver in the Reduction of Biochemical Markers and Symptoms Caused by Secretory Products.”

The 12-patient phase 1 study will run up to 48 months with interim data anticipated at the half-way point of the two-cohort study. Patients in the first of the two successive cohorts will receive PV-10 to a single NET tumor in their liver, while patients in the second cohort may receive PV-10 to multiple NET tumors.

Timothy Price, M.D. will serve as principal investigator for the study at The Queen Elizabeth Hospital in Woodville, South Australia.

Dr. Price explained, “The primary endpoint of our study will be assessment of safety and tolerability of PV-10 in the treatment of these metastatic NETs. Our secondary endpoints address preliminary efficacy, disease symptoms and biomarkers, and include assessments of Objective Response Rate (ORR) of injected and uninjected tumors; change in tumor biomarkers (somatostatin receptor expression, chromogranin A and 5-hydroxyindole acetic acid); change in NET symptoms assessed by standard quality of life instruments; and possible change in peripheral blood mononuclear cells (PBMCs).”

Dr. Eric Wachter, CTO of Provectus, noted, “This protocol is a natural complement to work ongoing in our initial study of hepatic cancers under protocol PV-10-LC-01, which has allowed us to assess PV-10 in a number of tumor types using the method of administration that will be used in this new study. In addition to providing further data on the overall safety of this approach, this study is tailored to NET patients and will allow us to assess potential clinical benefit in terms of objective response and changes in biomarkers and symptoms of these tumors. Patients with metastatic NET tumors are often plagued by persistent diarrhea, flushing, breathing difficulties, abdominal cramping and swelling of the arms and legs. It will be very useful to determine whether PV-10 ablates NET tumors and if ablation has a positive impact on quality of life for patients.”

For further information, please visit https://www.clinicaltrials.gov/ct2/show/NCT02693067. The study is expected to open for enrollment in March 2016.

About the Queen Elizabeth Hospital

The Queen Elizabeth Hospital (TQEH) is a 311 bed, acute care teaching hospital that provides inpatient, outpatient, emergency and mental health services to a population of more than 250,000 people living primarily in Adelaide’s western suburbs.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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